                                  (LETTERHEAD)                        Exhibit 15

               Letter Re: Unaudited Interim Financial Information


Aetna Life and Casualty Company
Hartford, Connecticut

Gentlemen:

With respect to the Registration Statement of Aetna Life and Casualty Company on Form S-8 registering shares to be issued pursuant to the Aetna Life and Casualty Company 1994 Stock Incentive Plan, we acknowledge our awareness of the use therein of our reports dated April 27, 1995 and July 27, 1995, respectively, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                                /S/ KPMG Peat Marwick LLP


Hartford, Connecticut
September 22, 1995


                                      -13-